Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of May 14, 2026 constitutes the entire understanding between the parties and supersedes and replaces all prior or contemporaneous agreements, representations, or understandings, whether written or oral, relating to the subject matter, and no such prior agreements shall be of any further force or effect.

This Agreement, shall be effective as of May 01, 2026 (the “Effective Date”), is by and between Aeries USA, Inc., a North Carolina corporation (the “Company”, and together with its affiliates, the “Company Group”), and Bhisham “Ajay” Khare (the “Executive”) (together, the “Parties” and each a “Party”).

WHEREAS, the Company is a subsidiary of Aeries Technology Inc, a Cayman Islands exempted company limited by shares with NASDAQ ticker number: AERT (the “Group Parent”).

WHEREAS, the Executive and the Company, desire to enter into this Agreement for the benefit of the Company Group, effective as of the Effective Date.

“Affiliate” shall mean any entity directly or indirectly controlling, controlled by or under common control of the Company. For purposes of this Agreement, the ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity, shall be deemed to constitute control.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive do hereby agree as follows:

1. Employment; Position; Duties; Full-Time Status.

(a) Position. The Company hereby agrees to employ the Executive as its Chief Executive Officer and Chief Executive Officer of Group Parent and affiliates, and the Executive hereby accepts such employment with the Company, Group Parent and affiliates, upon the terms and subject to the conditions set forth herein.

(b) The Executive shall perform and discharge faithfully the duties and responsibilities which may be assigned by the Group Parent’s Board of Directors (the “Board”), or other competent authority of the Company Group (collectively, the “Supervisory Authority”), including those set forth on Schedule 1, to the Executive from time to time in connection with the conduct of the Company’s and Group Parent’s business; provided in each case that such duties and responsibilities are commensurate with the duties and responsibilities of persons in similar capacities in similarly sized companies. The Executive shall report to the Supervisory Authority. The Executive hereby agrees that he shall at all times comply with and abide by all terms and conditions set forth in this Agreement and all applicable work policies, procedures and rules as may be issued by the Company and/or Group Parent. The Executive also agrees that he shall comply with all federal, state and local statutes, regulations and public ordinances governing the performance of his duties hereunder.

(c) Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1(b) hereof, the Executive shall:

(i) subject to Section 1(d), devote substantially all of his business time, energy and skill to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; and

(ii) diligently follow and implement all lawful management policies and decisions communicated to the Executive by the Supervisory Authority or other competent authority of the Company and/or Group Parent.

(d) Permitted Activities. Section 1(c) to the contrary notwithstanding, as long as the following activities do not, individually or in the aggregate, interfere with the Executive’s obligations to the Company and Group Parent, do not violate any applicable work policies, procedures and rules as may be issued by the Company and Group Parent do not violate Section 5 below, nothing herein shall be construed as preventing the Executive from:

(i) managing his personal passive investments; or

(ii) participating in civic and professional affairs and organizations and conferences (including serving on boards of directors or as a member of a committee of one or more organizations).

Executive is required to disclose all board appointments and ownership interests above 5% in any other company on Exhibit A. The Company will review any such activities and approve them for conflict of interest purposes. The Company agrees that the activities that the Executive is conducting on the Effective Date, as set forth on Exhibit A attached hereto, are permitted for purposes of this Section 1(d). The Executive is required to amend and supplement Exhibit A if the Executive joins the board of any company or obtains an ownership interest above 5% during the period of this Agreement.

2. Term. The term of this Agreement and the Executive’s employment under this Agreement shall begin on the Effective Date and shall end on the Termination Date as set forth in Section 4 hereof (the “Term”).

3. Compensation.

(a) Base Salary. Subject to the terms and conditions set forth in this Agreement, during the Term, the Company shall pay the Executive, and the Executive shall accept, an annual salary in the amount of five hundred and twenty five thousand ($525,000.00 USD). Such amount shall be paid in accordance with the Company’s normal payroll practices and may be increased from time to time at the sole discretion of the Board (such amount, as may be so increased, the “Base Salary”).

(b) Incentive, Savings and Retirement Plans. During the Term, the Executive shall be eligible to participate in all incentive (including, without limitation, long term incentive), savings and retirement plans, practices, policies and programs generally available to senior executive officers of the Company (“Peer Executives”), on terms and conditions substantially the same as such Peer Executives, except as to benefits that are specifically applicable to the Executive pursuant to this Agreement. Without limiting the foregoing, the following provisions shall apply with respect to the Executive:

(i) Annual Incentive Award. With the Effective date the provisions of this Section 3(b)(i) shall govern and the Executive shall be entitled to an annual incentive opportunity, with a target opportunity of 100% of the Executive’s Annual Base Salary which shall be determined by the Board or the Board’s compensation committee (the “Compensation Committee”). The incentive (including Cash- based Bonus, Equity awards, etc) maybe above or below the target opportunity aligned to the Management Incentive Plan. The amount of and performance criteria with respect to any such incentive for any fiscal year shall be determined by the Board or the Compensation Committee. The Executive must be actively employed by the Company on the last day of the fiscal year to receive a bonus for such fiscal year.

(ii) Equity Awards: Executive will be eligible for future award grants subject to Executive & Company Performance, Executive’s continued service with the Company or Group Parent or one of their respective affiliates through such grant date and approval by the Board or Compensation Committee, as applicable. The awards will be subject to the terms and conditions as per the applicable form of award agreement thereunder.

(c) Welfare Benefit Plans. During the Term, the Executive and the Executive’s eligible dependents shall be eligible to participate under the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, executive life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives. Nothing in this Agreement shall preclude the Company from amending or terminating any employee benefit plan, practice, policy or program applicable to Peer Executives as long as such amendment or termination is applicable to all Peer Executives on a consistent basis.

(d) Business Expenses and Vacation. During the Term of this Agreement, the Company shall reimburse the Executive for all expenses reasonably incurred by the Executive in the performance of the Executive’s duties, and in accordance with the Company’s policies on business expense reimbursement. During the Term of this Agreement, the Executive will be subject to the Company’s vacation policy.

(e) Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes, Federal Insurance Contributions Act and all other applicable federal, state and local withholding requirements.

4. Termination of Employment.

(a) General. The Company may, at any time and in its sole discretion, terminate the Executive’s employment, and thereby this Agreement, with Cause, subject to any prior notice requirements of Section 4(b) of this Agreement, or without Cause, and the Executive may, at any time and in his sole discretion, resign from his employment with the Company, and thereby terminate this Agreement, subject to any prior notice requirements and cure opportunities contained in Section 4(c) of this Agreement, if applicable (any such date of termination, the “Termination Date”).

(b) Effect of Termination with Cause.

(i) If the Executive’s employment with the Company shall be terminated by the Company with Cause during the Term the Executive shall be entitled to receive the following:

(A) any unpaid Base Salary earned through the Termination Date, to be paid in a cash lump sum in the next payroll cycle following the Termination Date; and

(B) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, if and to the extent payable to the Executive under the terms of the applicable plans and which has not been paid as of the Termination Date.

(ii) For purposes of this Agreement, any of the following conditions shall constitute “Cause”:

(A) the Executive’s conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude or the Executive’s commission of any crime involving misappropriation, embezzlement, conversion of any property (including confidential or proprietary information) or business opportunities, or fraud with respect to any member of the Company Group or any of its customers or suppliers;

(B) material conduct by the Executive causing any member of the Company Group public disgrace or disrepute or economic harm;

(C) failure of the Executive to perform duties assigned by the Supervisory Authority or any member of the Company Group (other than as a result of death or Disability) that is not cured to the satisfaction of the Board within 10 days after written notice to the Executive specifying the failure;

(D) any act or knowing omission of the Executive aiding or abetting a competitor or supplier of any member of the Company Group to the disadvantage or detriment of any member of the Company Group;

(E) the Executive’s breach of fiduciary duty, gross negligence or willful misconduct with respect to any member of the Company Group;

(F) a material violation by the Executive of any policy of any member of the Company Group applicable to the Executive that has been communicated to the Executive in writing (including through posting on the website of any member of the Company Group), including gross insubordination;

(G) any attempt by the Executive to secure any personal profit (other than through his indirect ownership of equity in the Company) in connection with the business of any member of the Company Group (for example, without limitation, using the Company Group’s assets to pursue other interests, diverting any business opportunity belonging to the Company Group to himself or to a third party, insider trading or taking bribes or kickbacks); or

(H) any other material breach by the Executive of this Agreement or any other agreement between the Executive and any member of the Company Group which is incurable or not cured to the Board’s reasonable satisfaction within ten (10) days after written notice thereof to the Executive.

For all purposes hereunder, no act or omission to act by the Executive shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

(c) Resignation by the Executive.

(i) Without Good Reason. If the Executive resigns without Good Reason, the Company shall pay to the Executive any other accrued amounts or accrued benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively the “Accrued Amounts”) (for clarity, these amounts include the amounts set forth in Section 4(b)(i) and bonuses earned but not yet paid, in accordance with applicable Company plans, programs, policies, practices, contracts or agreements) and the Company shall not have any further obligations to the Executive under this Agreement except those required to be provided by applicable law or by this Section (4)(c)(i). The Executive is required to provide six (6) months’ written notice to the Company prior to resigning (“Notice Period”). After receipt of the Executive’s notice of resignation, the Company in its sole discretion can elect to accept Executive’s separation at an earlier date, require continued employment through the Notice Period, or elect to place the Executive on Garden Leave pursuant to Section 4(h).

(ii) With Good Reason. For the Executive to resign with Good Reason pursuant to this Section, the Executive is required to provide written notice of their claimed Good Reason event within 45 days of the Good Reason event to the Supervisory Authority. The Company will then have 45 days to remedy the condition giving rise to the claimed Good Reason event. If the Company fails to remedy the condition giving rise to the claimed Good Reason event, the Executive must terminate his or her employment within 180 days of the Good Reason event to collect any payments stated in this Section 4(c)(ii). If the Supervisory Authority determines that the Executive has resigned with Good Reason, the Company shall pay to the Executive any Accrued Amounts and the Severance Payment stated in Section 4(d)(i)(C). The Supervisory Authority shall have the sole right to determine whether or not a Good Reason event has occurred in accordance with this Section, and the determination of the Supervisory Authority shall be binding on Executive. Payment of the Accrued Amounts and Severance Payment will follow the payment timeline in Section 4(d)(i)(C). To receive any payments under this Section, the Executive must comply with the Sections 4(d)(ii), 5(c), 5(d) and 5(e).

(iii) Definitions:

(A) Good Reason means: (i) a material reduction in the nature or scope of the Executive’s aggregate duties and responsibilities; (ii) failure of the Company to pay or cause to paid Executive’s Base Salary or Annual Incentive, if earned, or failure of the company to deliver the Equity Awards,if vested, unless agreed by the Executive.

(B) Change in Control means: (i) a sale of all or substantially all of the assets of the Company; (ii) the acquisition of all or substantially all (excluding shares that are part of a management roll over into the buyer entity) of the voting power of the outstanding securities of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of their continuing to hold such stock and/or their receipt in exchange therefor of securities issued as consideration for the Company’s outstanding stock) hold at least 50% of the voting power of the surviving or acquiring entity; or (iii) any reorganization, merger or consolidation in which the corporation is not the surviving entity, excluding any merger effected exclusively for the purpose of changing the domicile of the Company.

(d) Effect of Termination without Cause.

(i) If the Executive’s employment with the Company is terminated by the Company without Cause:

(A) the Company will provide the Executive with six (6) months’ notice prior to terminating the Executive’s employment. The Company can elect, at its sole discretion, to provide the Executive with payment in lieu of notice or to place Executive on Garden Leave pursuant to Section 4(h).

(B) the Company shall pay or deliver to the Executive the Accrued Amounts including any Equity Awards vested and not yet delivered; and Bonus declared and not delivered;

(C) so long as the Executive complies with Sections 5(c), 5(d) and 5(e) of this Agreement, the Company shall pay to the Executive an amount (the “Severance Payment”) equal to 12 (twelve) months of the Executive’s annual Base Salary. Severance Payment shall be payable in equal installments (less applicable withholdings and deductions) over a period of 12 months following the Termination Date, and commencing on the first payroll period occurring on or after the 60th day following the Termination Date and such payments shall be made with the same frequency as the Executive’s Base Salary was paid prior to such termination; and

Payments pursuant to this Section 4(d) shall be in lieu of any other severance benefits that the Executive may be eligible to receive under the Company’s or any of the Company Group’s benefit plans or programs.

(ii) As a condition to receiving the payments or benefits provided for in Section 4(d)(i)(C) the Executive agrees to sign and deliver to the Company a release in a form attached hereto as Exhibit B and delivered to the Company within five (5) business days of the Termination Date, which must become effective within sixty (60) days following the Termination Date.

(e) Termination Upon Death. This Agreement shall terminate immediately upon the Executive’s death, and the Executive or his beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to the Executive on the date of his death. The rights of the Executive’s estate with respect to any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

(f) Disability.

(i) If the Company determines in good faith that the Disability (as defined in Section 4(f)(ii)) of the Executive has occurred during the Term, it may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by the Executive (the “Disability Effective Date”), provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. If the Executive’s employment is terminated by reason of his Disability, this Agreement shall terminate, and the Executive shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to the Executive on the Disability Effective Date. The rights of the Executive with respect to any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.

(ii) For purposes of this Agreement, “Disability” shall mean: (A) a long-term disability entitling the Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (B) if no such plan is then in effect or the plan does not apply to the Executive the inability of the Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six consecutive months. At the request of the Executive or his personal representative, the Board’s determination that the Disability of the Executive has occurred shall be certified by a physician mutually agreed upon by the Executive or his personal representative and the Company, the choice of such physician not to be unreasonably withheld by the Executive or his personal representative. Without such physician certification (if it is requested by the Executive or his personal representative), the Executive’s termination shall be deemed a termination by the Company without Cause and not a termination by reason of Disability.

(g) Section 409A.

(i) It is intended that (i) each payment of a series of installment payments provided under this Agreement shall be a separate “payment” for purposes of Section 409A of the United States Internal Revenue Code and the Treasury Regulations thereunder (collectively, “Section 409A”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4)(regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A- 1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (1) on the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), the Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (2) any payments to be provided to the Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A and are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death. Any payments delayed pursuant to this Section 4(g) shall be made in a lump sum on the first day of the seventh month following the Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of the Executive’s death.

(ii) Notwithstanding any other provision herein to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(iii) Notwithstanding any other provision herein to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A.

(iv) Notwithstanding any other provision herein to the contrary, to the extent that any reimbursement (including expense reimbursements), fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder, then such reimbursements shall be made in accordance with Treasury Regulations 1.409A- 3(i)(1)(iv) including; (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit may not be subject to liquidation or exchange for another benefit.

(v) For the avoidance of doubt, any payment due under this Agreement within a period following the Executive’s termination of employment, death, Disability or other event, shall be made on a date during such period as determined by the Company in its sole discretion (subject to compliance with Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, if applicable).

(vi) This Agreement shall be interpreted in accordance with, and the Company and the Executive will use their best efforts to achieve timely compliance with, Section 409A and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement. By accepting this Agreement, the Executive hereby agrees and acknowledges that the Company does not make any representations with respect to the application of Section 409A to any tax, economic or legal consequences of any payments payable to the Executive hereunder. Further, by the acceptance of this Agreement, the Executive acknowledges that (i) the Executive has obtained independent tax advice regarding the application of Section 409A to the payments due to the Executive hereunder, (ii) the Executive retains full responsibility for the potential application of Section 409A to the tax and legal consequences of payments payable to the Executive hereunder and (iii) the Company shall not indemnify or otherwise compensate the Executive for any violation of Section 409A that my occur in connection with this Agreement. The Parties agree to cooperate in good faith to amend such documents and to take such actions as may be necessary or appropriate to comply with Section 409A.

(h) Garden Leave. So long as the Company continues to pay the Executive remuneration, the Company is entitled at its absolute discretion to require the Executive during any period of notice (or any part of such Notice Period) to do any one or more of the following: (i) not to carry out any work; or (ii) to carry out only some portion of work at Company’s sole discretion; or (iii) not attend the office premises of the Company during all or any part of the Notice Period; or (iv) to work remotely during all or any part of the Notice Period; and “Garden Leave” refers to any such period. Unless the Company agrees otherwise, the Executive will not, during Garden Leave:

(i) do any work, whether paid or unpaid, for any third party;

(ii) hold himself out as a partner, director or other officer of the Company or any Company Group;

(iii) make any comment to any person about the change to his duties, roles, responsibilities or designation, except to confirm that he is on Garden Leave and that he has been given notice of termination or resigned as the case may be;

(iv) make contact with any employee, agent, customer or client of the Company or any Company Group.

(v) The Executive acknowledges that during Garden Leave he will remain employed by the Company and that his obligations and duties (including, without limitation, those of good faith, fidelity and exclusive service) continue to apply. As indicated above, he may be required to render services to the Company during Executive’s Garden Leave, as and when required by the Company.

(vi) The Company reserves the right, at its sole discretion, to cancel the Executive’s Garden Leave at any time during the Notice Period and require him to resume work in the usual course.

5. Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.

(a) Preamble. As a material inducement to the Company to enter into this Agreement and to provide the Executive with the compensation and benefits described herein, and the Company’s recognition of the valuable experience, knowledge and receipt of proprietary information the Executive has gained and will gain from his employment with the Company, the Executive warrants and agrees that he will abide by and adhere to the following business protection provisions in this Section 5.

(b) Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

(i) “Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Executive and any person or Entity (defined below) that is engaged anywhere within the Territory (defined below), wholly or in material part, or that is an investor or prospective investor in a person or Entity that is engaged anywhere within the Territory, wholly or in material part, in the primary business of the Company at any point in time, including, but not limited to, tech enabled outsourcing services (the “Restricted Business”). Nothing herein shall prohibit the Executive from:

(A) being a passive owner of not more than 1% of the outstanding stock of any class of a corporation that is publicly traded, so long as the Executive has no active participation in the business of such corporation; or

(B) accepting employment with any federal or state government or governmental subdivision or agency.

(ii) “Confidential Information” shall mean the proprietary or confidential data, information, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to the Company Group, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company Group and the details of which are not generally known to the general public. Confidential Information shall also include: any items that the Company Group has marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential. Confidential Information includes but is not limited to all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, buyer lists of the Company Group.

(iii) “Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(iv) “Restricted Period” means for purposes of Section 5(e), one (1) year following the termination of the Executive’s employment and, for all other purposes, two (2) years following the termination of the Executive’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that the Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Section 5 (the purpose of this provision is to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities). In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(v) “Territory” shall mean the geographic boundaries of each state within the United States of America and of each foreign country in which the Company Group owns or operates a Restricted Business located in such state or country (in the event that the Executive’s employment has terminated, determined at the time of the termination of the Executive’s employment), or in which the Company Group has purchased land or executed a lease to establish a Restricted Business (in the event that the Executive’s employment has terminated, determined at the time of the termination of the Executive’s employment). In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(vi) “Trade Secrets” shall mean information or data of or about any member of the Company Group, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) any other information which is defined as a “trade secret” under applicable law.

(vii) “Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any member of the Company Group that were conceived, discovered, created, written, revised or developed by the Executive during the term of his employment with the Company Group.

(c) Nondisclosure; Ownership of Proprietary Property.

(i) In recognition of the need of the Company Group to protect its legitimate business interests, Confidential Information and Trade Secrets, the Executive hereby covenants and agrees that, during the Term and at all times thereafter, the Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Company Group and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (A) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (B) with regard to any Confidential Information, for the Restricted Period.

(ii) The Executive shall exercise best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which the Executive becomes aware. The Executive shall assist the Company, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.

(iii) All Work Product shall be owned exclusively by the Company Group. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and the Executive hereby unconditionally and irrevocably transfers and assigns to the applicable member of the Company Group all right, title and interest the Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. The Executive agrees to execute and deliver to the applicable member of the Company Group any transfers, assignments, documents or other instruments which such member of the Company Group may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the Company Group.

(d) Non-Solicitation.

(i) The Executive recognizes and acknowledges that, as a result of his employment by the Company Group, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives, consultants and employees of the Company Group, and the suppliers, customers and other business partners of the Company Group. Therefore, the Executive covenants and agrees that, during the Restricted Period, the Executive shall not, directly or indirectly, encourage, solicit or otherwise attempt to persuade any person in the employment or service of any member of the Company Group to terminate or reduce his or her employment or service with the Company or to violate any confidentiality, non-competition agreement that such person may have with the Company. Furthermore, neither the Executive nor any person acting in concert with the Executive nor any of the Executive’s affiliates shall, during the Restricted Period, employ any person who has been an executive or management employee of the Company unless that person has ceased to be an employee of the Company for at least twelve months. In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(ii) The Executive further covenants and agrees that during the Restricted Period, the Executive shall not, directly or indirectly, in any manner in any way interfere with the relationship between any member of the Company Group and any supplier, franchisee, licensee or other business relation (or any prospective supplier, franchisee, licensee or other business relationship) of any member of the Company Group (including, without limitation, by making any negative or disparaging statements or communications regarding any member of the Company Group or any of their respective operations, officers, directors or investors). In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(e) Non-Competition. The Executive covenants and agrees to not obtain or engage in a Competitive Position during the Term and during the Restricted Period. The Executive and the Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of the Company due to the Executive’s status and reputation in the industry and the knowledge to be acquired by the Executive through his association with the Company’s business and the public’s close identification of the Executive with the Company and the Company with the Executive. Further, the Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. The Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, the Executive will receive employment with and other benefits from the Company in accordance with this Agreement. In the event that any court determines that this restriction constitutes an unreasonable restriction against Executive, Executive and the Company agree that the restriction shall not be rendered void but shall apply as to time, territory or to such other extent as such court may determine or indicate constitutes a reasonable restriction under the circumstances involved.

(f) Remedies. The Executive understands and acknowledges that his violation of any provision of this Section 5 will cause irreparable harm to the Company and the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement. The Parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of any provision of this Section 5, including, without limitation, the recovery of damages from the Executive or any person or entity acting in concert with the Executive. The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by the Executive, or the burden of proving actual damages which is also hereby waived by the Executive. If any part of any provision of this Section 5 is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon the Executive’s compliance with this Section 5 after termination of his employment, in the event the Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 4) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to the Executive following any such breach. Additionally, if the Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any lump sum payment made pursuant to Section 4(d)(i)(A) or (C) shall be refunded by the Executive to the Company on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of this Section 5 or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of the Executive. The Executive agrees and acknowledges that the opportunity to receive the severance benefits described in Section 4(b), Section 4(c), Section 4(d) and/or Section 4(e), conditioned upon his ongoing fulfillment of his obligations in this Agreement, constitute sufficient consideration for his release of claims against the Company contained within the Release, regardless of whether the Executive’s entitlement to the severance payments set forth in any of the foregoing Articles or other benefits is forfeited in accordance with this Section 5(f).

6. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in the case of the Executive, to the address or facsimile number set forth on the signature page hereto, and in the case of the Company, to the address or facsimile number set forth below (or in either case to such other addresses or facsimile numbers as a Party may designate by notice to the other Parties):

If to the Company, to:

Aeries USA Inc.

500, CentreGreen Way

STE 500, Cary, NC 27513

Attn: Legal and Compliance Dept.

Email: legal@aeriestechnology.com

If to the Executive, to:

Executive’s address on record with the Company.

7. Indemnification and Insurance. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company or any of its affiliates. Pursuant thereto, the Company shall advance to the Executive all attorneys’ fees and expenses which the Executive may reasonably incur as a result of any such threatened or actual action or proceeding (or appeal therefrom), subject to his written undertaking to refund any such advances that are determined by a final non appealable order of a court of competent jurisdiction that the Executive is not entitled to be indemnified for such amounts. In addition, the Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains from time to time to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its commercially reasonable efforts to maintain such insurance, in not less than its present limits, in effect at all times (including tail coverage) with respect to the Executive’s employment. The indemnification obligations in this Section do not cover or extend to Losses due to Executive’s gross negligence or intentional misconduct.

8. No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which the Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company. Notwithstanding the foregoing, the provisions in Section 4 regarding benefits that the Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company.

9. Waiver of Breach. The waiver by any Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other Party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by any Party hereto to assert any rights hereunder on any occasion or series of occasions.

10. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon their successors and assigns. The Company may assign its rights and obligations under this Agreement to any Affiliate of the Company. “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. The Executive acknowledges that the services to be rendered by him are unique and personal, and the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.

11. Entire Agreement; Amendment. This Agreement contains the entire agreement of the Parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the Parties with respect to the Executive’s employment with the Company. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

12. Controlling Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. Except as provided in Section 13, all disputes arising out of or relating to this Agreement shall be resolved in the state or federal courts in Mecklenburg County, North Carolina. The Executive and the Company hereby consent to the jurisdiction and venue of such courts and irrevocably waive the necessity of personal service of process and consent to service of process by First Class mail (return receipt requested), UPS next day delivery or a comparable delivery service. Notwithstanding the foregoing, the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Agreement, without the necessity to post bond or other security, and will not have the burden of proving actual damages.

13. Jurisdiction; Waiver of Jury Trial.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive venue for resolving such claims. Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by North Carolina law. The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration. The venue for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Wake County, North Carolina.

(b) The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state and local laws. The decision of the arbitrator will be final and binding on the Parties.

(c) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 5 will be subject to arbitration under this Section 13, but will instead be subject to determination as provided in Section 12.

(d) AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(e) The Parties may seek to enforce an arbitral award issued pursuant to this Section 13 in any court of competent jurisdiction.

14. Survival. The obligations of the Parties pursuant to Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, and 15, as applicable, shall survive the termination of the Executive’s employment and any termination of this Agreement.

15. Severability. If any provision of this Agreement or the application of any such provision to any Party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.

16. Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Bhisham “Ajay” Khare
Bhisham Khare
5/14/2026

COMPANY:

Aeries USA, Inc.

By:	/s/ Venu Raman Kumar
	Name:	Venu Raman Kumar
	Title:	Chairman

Signature Page

to

Employment Agreement

Exhibit A

Existing Other Activities

●	On Advisory Board of Lark Finserv Private Limited

A-1

Exhibit B

FORM OF RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between Bhisham Khare (“Executive”) and  Aeries USA, Inc. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on [INSERT TERMINATION DATE];

WHEREAS, Executive and the Company have previously entered into that certain Employment Agreement, dated May xx, 2026 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Claims Released Under This Agreement. In exchange for the opportunity to receive the severance benefits described in Section 4(c)(ii), Section 4(d)(i)(B) or (C) or Section 4(e) of the Agreement and except as provided in Paragraph 2 below, subject to his fulfillment of his ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:

(a) claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, North Carolina Employment Practices Act (NCEPA), the Retaliatory Employment Discrimination Act (REDA), the Persons with Disabilities Protection Act (PDPA), the Hazardous Chemicals Right to Know Act, claims of discrimination based upon any category protected under North Carolina law, including sickle cell trait, genetic testing and information, the use of lawful products, AIDS or HIV status, jury service, or National Guard service, ALL LOCAL LAWS THAT MAY BE LEGALLY WAIVED, all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(b) claims for violations of any other federal or state statute or regulation or local ordinance;

(c) claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(d) claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or

(e) any other claims under state law arising in tort or contract.

2. Claims Not Released Under This Agreement. In signing this Release, Executive is not releasing any claims that (a) enforce his rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, North Carolina law or otherwise. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.

3. No Assignment of Claim. Executive hereby represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.

4. No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or himself, its or his representatives, employees or agents.

5. No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).

6. Disclosure. Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, the Executive is not aware of any matters for which the Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.

7. Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

8. Cooperation. The Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which the Executive may have knowledge or in which the Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with the Company representatives and counsel to disclose such facts as the Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive in the course of complying with this obligation and pay Executive at a rate of $[●] an hour for time spent in the course of complying with this obligation as a 1099 contractor/consultant. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging the Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.

9. Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given [twenty-one (21)][forty-five (45)] days within which to consider this Release before executing it, (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 6 of the Agreement, and (d) he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is knowing and voluntary. Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon his, his heirs, administrators, representatives, executors, successors and assigns and the Release will become irrevocable.

10. Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.

11. Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law. The Company will not be required to post bond or other security, and will not have the burden of proving actual damages.

12. Restrictive Covenants. Executive acknowledges that he entered into restrictive covenants in Section 5 of the Agreement, and that in accordance with the terms of the Agreement, he is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

13. No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.

14. Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.

15. Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.

16. Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.

17. Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

18. Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.

19. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Release shall be governed by, and construed in accordance with, the laws of the State of North Carolina without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. Except as provided in Section 20, all disputes arising out of or relating to this Release shall be resolved in the state or federal courts in Mecklenburg County, North Carolina. The Executive and the Company hereby consent to the jurisdiction and venue of such courts and irrevocably waive the necessity of personal service of process and consent to service of process by First Class mail (return receipt requested), UPS next day delivery or a comparable delivery service. Notwithstanding the foregoing, the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining the Executive from any employment, service, or other act prohibited by this Release.

20. Jurisdiction; Waiver of Jury Trial.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Release or breach thereof, any Party may refer the dispute to binding arbitration, which, except as expressly provided hereafter, will be the exclusive venue for resolving such claims. Such arbitration will be administered by the American Arbitration Association (the “AAA”) and governed by North Carolina law. The arbitration will be conducted by a single arbitrator selected by the Executive and the Company according to the rules of the AAA. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either the Executive’s or the Company’s request for arbitration, the arbitrator will be chosen by the AAA. The arbitration proceeding will commence on a mutually agreeable date within 90 days after the request for arbitration. The venue for arbitration will be agreed on by the Parties or, in the absence of any agreement, will be in a venue located in Mecklenburg County, North Carolina.

(b) The arbitrator will have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Release and applicable federal, state and local laws. The decision of the arbitrator will be final and binding on the Parties.

(c) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Section 11 or Section 12 of this Release will be subject to arbitration under this Section 20, but will instead be subject to determination as provided in Section 19.

(d) AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS RELEASE (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS RELEASE OR THE MATTERS CONTEMPLATED HEREBY.

(e) The Parties may seek to enforce an arbitral award issued pursuant to this Section 20 in any court of competent jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed to:

“COMPANY”

Aeries USA, Inc.

By:
Name:
Title:
Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Bhisham “Ajay” Khare

Date:

Signature Page

to

Release

SCHEDULE 1:

Key Roles & Responsibilities of Executive

■	Strategic Leadership and Vision

●	Set the Company’s long-term vision and strategic direction to ensure sustainable growth and profitability, analyzing market trends, identifying opportunities, and making key investment decisions.

●	Oversee the execution of the Company’s strategy through operational planning, aligning resources effectively, and monitoring progress to achieve key objectives.

■	Financial Oversight

●	Oversee the Company’s financial performance, including managing cash flow, profitability, and cost control to ensure that the Company meets or exceeds revenue and profit targets.

●	Make decisions regarding capital expenditures, investments, acquisitions, or divestitures, ensuring the most effective use of capital for long-term growth.

■	Governance & Compliance

●	Ensure the Company complies with all applicable regulatory requirements, including SEC reporting and corporate governance standards, and meet other regulatory obligations.

●	Collaborate closely with the Board of Directors to ensure best practices in corporate governance and maintain effective oversight of the Company’s activities.

■	Investor Relations

●	Serve as the key liaison between the Company and investors, analysts, and the Board of Directors, providing regular updates on financial performance, strategic initiatives, and long-term plans.

■	Business Development & Market Expansion

●	Manage and foster key business alliances, joint ventures, and partnerships to accelerate growth and create new business opportunities.

●	Identify new markets for expansion, and where applicable, lead efforts for the Company’s international growth strategies.

■	Mergers & Acquisitions (M&A)

●	Lead M&A activities, including identifying potential targets, negotiating acquisitions, and overseeing post-acquisition integration to enhance the Company’s competitive position.

Sch. 1-1

■	Customer & Market Focus

●	Ensure that customer needs and satisfaction are integral to the Company’s business strategies, and lead efforts to grow the brand, expand market share, and enhance customer loyalty.

●	Lead the development and execution of marketing and sales strategies to drive market penetration, product innovation, and brand growth.

■	Technology & Innovation

●	Ensure the Company embraces technology and innovation as critical enablers of growth and operational efficiency, staying ahead of industry trends to maintain a competitive advantage.

■	Corporate Culture

●	Set the tone for the Company’s culture, ensuring it aligns with the Company’s vision, values, and mission. Cultivate an environment of collaboration, transparency, and inclusion that attracts and retains top talent while fostering employee satisfaction and performance.

Sch. 1-2